Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
BIO-TECHNOLOGY GENERAL CORP.

*****

Bio-Technology General Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, (the “Corporation”), DOES HEREBY CERTIFY:

FIRST:    Articles FIRST and SECOND of the Certificate of Incorporation of the Corporation is hereby amended and replaced in its entirety with the following:

“FIRST:  The name of the corporation is Savient Pharmaceuticals, Inc. (hereinafter referred to as the “Corporation”).

SECOND:  The address of the Corporation’s registered office in Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, 19801, County of New Castle.  The name of its registered agent at such address is The Corporation Trust Company.”

SECOND:    The Certificate of Amendment of Certificate of Incorporation herein certified was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

THIRD:  The Certificate of Amendment herein certified was duly adopted at the annual meeting of the stockholders of the Corporation duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute voted in favor of the amendment to the Corporation’s Certificate of Incorporation.

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment of Certificate of Incorporation to be signed, under penalties of perjury, and the facts stated herein are true and correct.

Dated: June 23, 2003

SAVIENT PHARMACEUTICALS, INC.

	By:	/s/ Robert M. Shaw
	Name:	Robert M. Shaw
	Title:	Executive Vice President and Chief
Administrative Officer